Exhibit 99.1

Four Oaks Fincorp, Inc. Completes Refinancing of Subordinated Debt

FOUR OAKS, N.C.--(BUSINESS WIRE)--January 14, 2016--Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced that the Company has completed a private placement offering (the “Offering”) of $11.5 million in aggregate principal amount of subordinated promissory notes due November 30, 2025 (the “Notes”) to certain accredited investors. The Company is obligated to pay interest on the Notes at an annualized rate of 6.25% payable in quarterly installments. The Company may prepay the Notes at any time after November 30, 2020, subject to compliance with applicable law. The proceeds of the Offering were used to prepay the Company’s outstanding subordinated promissory notes issued in 2009 that had an annualized rate of 8.5%.

“With the completion of this refinancing, the Company has secured more attractively-priced long-term capital for the Bank while retaining a core group of the same note investors from our 2009 offering,” said David Rupp, President, and Chief Executive Officer of the Company and the Bank. “We are very pleased with the results of this refinancing and the support received from our note investors,” Rupp added.

With $714.5 million in total assets as of September 30, 2015, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO), and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Cautionary Statement

The Offering discussed above involved the sale of securities in a private transaction that was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be subject to the resale restrictions under the Securities Act. The Notes may not be offered or sold absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any Notes sold in the Offering and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, President, and Chief Executive Officer
Deanna W. Hart, Executive Vice President and Chief Financial Officer
919-963-2177